Exhibit 99.1

NEWS

Cooper Tire & Rubber Company Reports Second Quarter 2017 Results

Operating profit of $75 million, or 10.4 percent of net sales; company reaffirms full year 2017 operating profit margin guidance at high end of 8 to 10 percent range

FINDLAY, Ohio, August 4, 2017 – Cooper Tire & Rubber Company (NYSE: CTB) today reported second quarter 2017 net income of $45 million, or diluted earnings per share of $0.85, compared with $71 million, or $1.27 per share, last year.

Second Quarter Highlights:

•	Consolidated unit volume decreased 0.5 percent compared with a year ago, with strong growth in the International segment that was offset by lower volume in North America.
•	Net sales decreased 2.6 percent to $721 million.
•	Operating profit was $75 million, or 10.4 percent of net sales, which is a decrease of $35 million from the prior year, reflecting a volatile raw material cost, product pricing, and promotional market environment.
•	The company’s raw material index increased 20.7 percent from the second quarter of 2016, with raw material costs increasing by $60 million from the prior year.
•	The company repurchased nearly $21 million of its common stock during the quarter at an average price of $36.55 per share. Average shares outstanding have decreased 4.3 percent from the second quarter of 2016.

“Cooper reaffirms our guidance for full year 2017 operating profit margin to be at the high end of our previously projected 8 to 10 percent range. This is based on a better than expected second quarter operating profit margin of 10.4 percent, and a second half that we believe will also come in at the high end of that range,” said President & Chief Executive Officer Brad Hughes.

“The tire industry continues to face turbulence in the U.S. market in the form of raw material cost variability, weak trends in retail sell-out of tires to consumers, elevated inventory in the channels and a fluid pricing and promotional landscape. As we continued to respond to these challenges and remained market facing with pricing and promotions, Cooper improved volumes in the U.S. from the first quarter to the second quarter. Importantly, we ended the quarter on a strong note, growing U.S. volume over the prior year and outperforming the industry in June. Cooper also achieved strong year-over-year second quarter unit volume increases in Latin America and Asia, as well as in truck and bus radial (TBR) tires.”

Consolidated Results:

Cooper Tire	Q2 2017 ($M)	Q2 2016 ($M)	Change
Net Sales	$721	$740	(2.6)%
Operating Profit	$75	$110	(31.9)%
Operating Margin	10.4%	14.8%	(4.4) ppts.

Consolidated Second Quarter Results:

Second quarter net sales were $721 million, a decrease of 2.6 percent compared with $740 million in the second quarter of 2016. Second quarter net sales were negatively impacted by $33 million of lower unit volume and $9 million of negative foreign currency impact, partially offset by $23 million of favorable price and mix, primarily due to net price increases related to higher raw material costs. Overall, Cooper’s second quarter unit volume was down 0.5 percent year over year. Unit volume in the Americas segment was down 4.4 percent, with a decrease in North America that did not overcome a modest unit increase in

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Cooper Tire Q2 2017—2

Latin America. The North America result was partially offset by improved unit volume performance in the International segment, which was up 11.1 percent.

Second quarter 2017 operating profit was $75 million compared with $110 million for the same period last year. Operating profit decreased as a result of $35 million in unfavorable raw material costs, net of price and mix, $9 million of higher manufacturing costs, and $9 million of lower unit volume. These higher costs were partially offset by $14 million of lower SG&A expense, and $3 million of lower product liability costs. Other costs were $1 million lower, including foreign currency impact and $5.5 million of insurance recoveries for a portion of direct expenses related to damage incurred in a January 2017 tornado at a leased distribution center.

The second quarter raw material index increased 20.7 percent from the second quarter of 2016. The raw material index decreased from 166.3 in the first quarter to 163.5 in the second quarter.

Higher manufacturing costs were driven by increases in the Americas segment, primarily due to lower production volumes as a result of the decline in unit volumes year over year.

SG&A expense for the quarter decreased to 7.8 percent of net sales from 9.4 percent of net sales in the second quarter of 2016. The decrease in SG&A was primarily the result of decreased incentive compensation.

The effective tax rate for the second quarter was 32.7 percent, consistent with the prior year. The rate is based on forecasted annual earnings and tax rates for the various jurisdictions in which the company operates.

At quarter end, Cooper had $302 million in cash and cash equivalents, compared with $412 million at the end of the same period last year. Capital expenditures in the second quarter were $45 million compared with $49 million in the same period last year.

Cooper generated a 14.6 percent return on invested capital for the trailing four quarters.

In February 2017, the company announced an increased and extended $300 million share repurchase program through December 2019. During the second quarter, 568,224 shares were repurchased for $20.8 million at an average price of $36.55 per share. Through the first half of 2017, Cooper has repurchased 1,041,191 shares for $38.6 million. Since share repurchases began in August 2014, the company has repurchased a total of 13.3 million shares at an average price of $34.31 per share.

Americas Tire Operations:

Americas Tire Operations	Q2 2017 ($M)	Q2 2016 ($M)	Change
Net Sales	$615	$655	(6.0)%
Operating Profit	$83	$116	(28.3)%
Operating Margin	13.5%	17.7%	(4.2) ppts.

Second quarter net sales in the Americas segment declined 6.0 percent as a result of $44 million of lower unit volume and $1 million of negative foreign currency impact, partially offset by $5 million of favorable price and mix, primarily due to net price increases related to higher raw material costs. Segment unit volume decreased 4.4 percent from the prior year, with a modest unit volume increase in Latin America that was more than offset by decreased unit volume in North America.

Cooper’s second quarter total light vehicle tire shipments in the U.S. decreased 10.0 percent in a competitive pricing and promotional environment, as the industry experienced weak sell-out volumes. The U.S. Tire Manufacturers Association (USTMA) reported that its member shipments of light vehicles in the U.S. were down 2.2 percent. Total industry shipments (including an estimate for non-USTMA

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Cooper Tire Q2 2017—3

members) decreased 1.4 percent for the period. Cooper’s TBR tire shipments for the U.S. were up 27.4 percent during the second quarter, significantly outperforming both the industry and the USTMA.

Second quarter operating profit was $83 million, or 13.5 percent of net sales, compared with $116 million, or 17.7 percent of net sales, a year ago. Operating profit was impacted by $31 million of unfavorable raw material costs, net of price and mix, $11 million of lower unit volume, and $9 million of unfavorable manufacturing costs. These were partially offset by $14 million of favorable SG&A costs primarily as a result of decreased incentive compensation, $3 million of lower product liability costs, and $1 million of reduced other expense, including foreign currency impact and insurance recoveries.

The segment’s $9 million of unfavorable manufacturing costs in the second quarter was primarily the result of curtailed production levels to manage inventory based on lower unit volume in the U.S.

International Tire Operations:

International Tire Operations	Q2 2017 ($M)	Q2 2016 ($M)	Change
Net Sales	$151	$124	22.4%
Operating Profit	$1	$3	(59.6)%
Operating Margin	0.8%	2.5%	(1.7) ppts.

Second quarter net sales in the International segment increased 22.4 percent as a result of $27 million of favorable price and mix, primarily due to net price increases related to higher raw material costs, and $8 million of higher unit volume, partially offset by $8 million of negative foreign currency impact. Segment unit volume was up 11.1 percent, with increased unit volume in Asia that was partially offset by decreased unit volume in Europe.

Second quarter operating profit was $1 million compared with operating profit of $3 million in the second quarter of 2016. The decline was driven by $2 million of unfavorable raw material costs, net of price and mix, and $1 million of other costs, including foreign currency impact, which were partially offset by $1 million of higher unit volume.

Outlook

“Current industry conditions are likely to persist into the third quarter, and Cooper will continue to manage our inventory levels in line with demand,” Hughes said. “Raw material costs are trending down at present, but may remain volatile, and we expect that uncertain consumer demand may contribute to continued high levels of promotional activity. In this environment, we will remain market facing in our pricing and promotions and expect to deliver year-over-year unit volume increases in both the Americas and International segments in the second half of 2017.”

Management expectations for the full year 2017 include:

•	Raw material costs are forecast to be down sequentially in the third quarter of 2017, and then to stabilize throughout the balance of the year.
•	For the full year 2017, unit volume growth is expected in the International segment and in Latin America. Unit volume in the U.S. is expected to be in line with the industry for the second half of 2017.
•	Full year 2017 consolidated operating margin is expected to be at the high end of the company’s previously announced mid-term target of 8 to 10 percent.
•	The International segment is expected to continue to improve profitability relative to 2016, inclusive of the recently acquired majority interest in Qingdao Ge Rui Da Rubber Company (GRT).
•	The effective tax rate for full year 2017 is expected to be in a range between 30 percent and 33 percent.
•	Capital expenditures are expected to range between $200 and $220 million for the year.

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Cooper Tire Q2 2017—4

Second Quarter 2017 Conference Call Today at 10 a.m. Eastern

Management will discuss the financial and operating results for the second quarter, as well as the company’s business outlook, on a conference call for analysts and investors today at 10 a.m. EDT. The call may be accessed on the investor relations page of the company’s website at http://coopertire.com/Investors.aspx or at http://services.choruscall.com/links/ctb170804.html. Following the conference call, the webcast will be archived and available for 90 days at these websites.

A summary slide presentation of information related to the quarter is posted on the company’s website at http://investors.coopertire.com/Quarterly-Results.

Forward Looking Statements

This release contains what the company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the company anticipates may happen with respect to the future performance of the industries in which the company operates, the economies of the U.S. and other countries, or the performance of the company itself, which involve uncertainty and risk. Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “will,” “should,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from projections or expectations due to a variety of factors, including but not limited to:

•	volatility in raw material and energy prices, including those of rubber, steel, petroleum-based products and natural gas or the unavailability of such raw materials or energy sources;
•	the failure of the company’s suppliers to timely deliver products or services in accordance with contract specifications;
•	changes to tariffs or the imposition of new tariffs or trade restrictions, including changes related to tariffs on tires imported into the U.S. from China, as well as tariffs imposed on raw materials which the company uses;
•	changes in economic and business conditions in the world, including changes related to the United Kingdom’s decision to withdraw from the European Union;
•	increased competitive activity including actions by larger competitors or lower-cost producers;
•	the failure to achieve expected sales levels;
•	changes in the company’s customer relationships, including loss of particular business for competitive or other reasons;
•	the ultimate outcome of litigation brought against the company, including product liability claims, which could result in commitment of significant resources and time to defend and possible material damages against the company or other unfavorable outcomes;
•	a disruption in, or failure of, the company’s information technology systems, including those related to cyber security, could adversely affect the company’s business operations and financial performance;
•	changes in pension expense and/or funding resulting from the company’s pension strategy, investment performance of the company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions, or changes to related accounting regulations;
•	government regulatory and legislative initiatives including environmental, healthcare and tax matters;
•	volatility in the capital and financial markets or changes to the credit markets and/or access to those markets;
•	a variety of factors, including market conditions, may affect the actual amount expended on stock repurchases; the company’s ability to consummate stock repurchases; changes in the company’s results of operations or financial conditions or strategic priorities may lead to a modification, suspension or cancellation of stock repurchases, which may occur at any time;

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Cooper Tire Q2 2017—5

•	changes in interest or foreign exchange rates;
•	an adverse change in the company’s credit ratings, which could increase borrowing costs and/or hamper access to the credit markets;
•	failure to implement information technologies or related systems, including failure by the company to successfully implement ERP systems;
•	the risks associated with doing business outside of the U.S.;
•	the failure to develop technologies, processes or products needed to support consumer demand;
•	technology advancements;
•	the inability to recover the costs to develop and test new products or processes;
•	the impact of labor problems, including labor disruptions at the company, its joint ventures, or at one or more of its large customers or suppliers;
•	failure to attract or retain key personnel;
•	consolidation among the company’s competitors or customers;
•	inaccurate assumptions used in developing the company’s strategic plan or operating plans or the inability or failure to successfully implement such plans;
•	risks relating to acquisitions including the failure to successfully integrate them into operations or their related financings may impact liquidity and capital resources;
•	changes in the company’s relationship with its joint-venture partners or suppliers, including any changes with respect to its former PCT joint venture’s production of Cooper-branded products;
•	the ability to find alternative sources for products supplied by PCT;
•	the inability to obtain and maintain price increases to offset higher production or material costs;
•	inability to adequately protect the company’s intellectual property rights; and
•	inability to use deferred tax assets.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this release are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement. Further information covering issues that could materially affect financial performance is contained in the company’s filings with the U.S. Securities and Exchange Commission (“SEC”).

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures as defined under SEC rules.  Non-GAAP financial measures should be considered in addition to, not as a substitute for, other financial measures prepared in accordance with generally accepted accounting principles (“GAAP”).  The company’s methods of determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures.  Accordingly, these non-GAAP financial measures may not be comparable to measures used by other companies.  As required by SEC rules, detailed reconciliations between the company’s GAAP and non-GAAP financial results are provided on the attached schedule.  The company believes return on invested capital (“ROIC”) provides additional insight for analysts and investors in evaluating the company’s financial and operating performance.  The company defines ROIC as the trailing four quarters’ operating profit, after tax, divided by the total invested capital, which is the average of ending debt and equity for the last five quarters.  The company believes ROIC is a useful measure of how effectively the company uses capital to generate profits.

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Cooper Tire Q2 2017—6

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About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specializes in the design, manufacture, marketing and sale of passenger car, light truck, medium truck, motorcycle and racing tires. Cooper’s headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design operations within its family of companies located in more than one dozen countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Investor Contact:	Media Contact:
Jerry Bialek	Anne Roman
419.424.4165	419.429.7189
investorrelations@coopertire.com	alroman@coopertire.com

Cooper Tire & Rubber Company

Condensed Consolidated Statements of Income

(Unaudited)

(Dollar amounts in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net sales	$720,753	$740,294	$1,363,778	$1,390,069
Cost of products sold	589,913	560,625	1,123,021	1,059,971
Gross profit	130,840	179,669	240,757	330,098
Selling, general and administrative expense	56,008	69,753	117,255	129,078
Operating profit	74,832	109,916	123,502	201,020
Interest expense	(8,210)	(6,286)	(16,037)	(12,921)
Interest income	1,755	948	3,557	1,888
Other non-operating (expense) income	(255)	1,427	(491)	2,888
Income before income taxes	68,122	106,005	110,531	192,875
Provision for income taxes	22,298	34,654	35,325	62,752
Net income	45,824	71,351	75,206	130,123
Net income (loss) attributable to noncontrolling shareholders’ interests	514	602	(666)	369
Net income attributable to Cooper Tire & Rubber Company	$45,310	$70,749	$75,872	$129,754

Earnings per share:
Basic	$0.86	$1.29	$1.44	$2.35
Diluted	$0.85	$1.27	$1.42	$2.32

Weighted average shares outstanding (000s):
Basic	52,796	55,020	52,815	55,280
Diluted	53,191	55,602	53,357	55,852

Segment information:
Net Sales
Americas Tire	$615,356	$654,721	$1,146,715	$1,234,058
International Tire	151,370	123,678	293,335	226,905
Eliminations	(45,973)	(38,105)	(76,272)	(70,894)

Operating profit (loss):
Americas Tire	$83,293	$116,093	$146,486	$222,146
International Tire	1,274	3,152	2,927	1,380
Unallocated corporate charges	(9,561)	(8,730)	(25,385)	(21,749)
Eliminations	(174)	(599)	(526)	(757)

Cooper Tire & Rubber Company

Condensed Consolidated Balance Sheets

(Unaudited)

(Dollar amounts in thousands)

	June 30,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$302,386	$412,098
Notes receivable	12,542	5,886
Accounts receivable	490,195	430,043
Inventories	578,763	506,982
Other current assets	44,239	49,085
Total current assets	1,428,125	1,404,094

Property, plant and equipment, net	899,589	802,934
Goodwill	53,673	18,851
Intangibles	138,210	132,300
Restricted cash	1,337	991
Deferred income tax assets	137,247	127,998
Other assets	5,766	17,306
Total assets	$2,663,947	$2,504,474

Liabilities and Equity
Current liabilities:
Notes payable	$38,374	$3,716
Accounts payable	261,814	214,961
Accrued liabilities	193,547	208,416
Income taxes payable	25,451	18,972
Current portion of long-term debt	1,514	600
Total current liabilities	520,700	446,665

Long-term debt	296,179	295,853
Postretirement benefits other than pensions	247,258	250,519
Pension benefits	274,510	280,971
Other long-term liabilities	131,592	143,008
Deferred income tax liabilities	786	2,085
Total parent stockholders’ equity	1,135,187	1,048,437
Noncontrolling shareholders’ interests in consolidated subsidiaries	57,735	36,936
Total liabilities and equity	$2,663,947	$2,504,474

Cooper Tire & Rubber Company

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Dollar amounts in thousands)

	Six Months Ended June 30,
	2017	2016
Operating activities:
Net income	$75,206	$130,123
Adjustments to reconcile net income to net cash (used in) provided by operations:
Depreciation and amortization	70,676	64,092
Stock-based compensation	2,575	9,699
Change in LIFO inventory reserve	(3,484)	(18,232)
Amortization of unrecognized postretirement benefits	20,939	21,586
Changes in operating assets and liabilities:
Accounts and notes receivable	(77,619)	(61,069)
Inventories	(94,490)	(82,909)
Other current assets	(15,541)	(17,193)
Accounts payable	(23,202)	6,898
Accrued liabilities	12,802	7,240
Other items	(33,233)	10,929
Net cash (used in) provided by operating activities	(65,371)	71,164
Investing activities:
Additions to property, plant and equipment and capitalized software	(89,803)	(85,479)
Proceeds from the sale of assets	43	331
Net cash used in investing activities	(89,760)	(85,148)
Financing activities:
Net payments on short-term debt	(359)	(9,200)
Repayments of long-term debt	(600)	(600)
Repurchase of common stock	(38,567)	(54,130)
Payments of employee taxes withheld from shared-based awards	(6,429)	(2,086)
Payment of dividends to Cooper Tire & Rubber Company Stockholders	(11,081)	(11,584)
Issuance of common shares related to stock-based compensation	4,122	3,369
Net cash used in financing activities	(52,914)	(74,075)
Effects of exchange rate changes on cash of continuing operations	6,008	(5,000)
Changes in cash and cash equivalents	(202,037)	(93,059)
Cash and cash equivalents at beginning of year	504,423	505,157
Cash and cash equivalents at end of year	$302,386	$412,098

Cooper Tire & Rubber Company

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Dollar amounts in thousands except per share amounts)

RETURN ON INVESTED CAPITAL (ROIC)

	Trailing Four Quarters Ended June 30, 2017			Trailing Four Quarters Ended June 30, 2017
Calculation of ROIC			Calculation of Effective Tax Rate
Operating profit		$306,868	Provision for income taxes (c)	$88,374
Effective tax rate	31.0%		Income before income taxes (d)	284,750
Income tax expense on operating profit	$95,238		Effective income tax rate (c)/(d)	31.0%
Operating profit after taxes (a)		211,630
Total invested capital (b)		$1,448,907
ROIC, including noncontrolling equity (a)/(b)		14.6%

Calculation of Invested Capital (five quarter average)	Equity	Long-term debt	Current portion of long-term debt	Notes payable	Total invested capital
June 30, 2017	$1,192,922	$296,179	$1,514	$38,374	$1,528,989
March 31, 2017	1,156,063	296,516	1,370	14,581	1,468,530
December 31, 2016	1,130,236	297,094	2,421	26,286	1,456,037
September 30, 2016	1,096,740	295,874	600	12,222	1,405,436
June 30, 2016	1,085,373	295,853	600	3,716	1,385,542
Five quarter average	$1,132,267	$296,303	$1,301	$19,036	$1,448,907

Calculation of Trailing Four Quarter Income and Expense Inputs	Operating profit	Provision for income taxes	Income before income taxes

Quarter-ended:
June 30, 2017	$74,832	$22,298	$68,122
March 31, 2017	48,670	13,029	42,410
December 31, 2016	105,138	29,290	99,982
September 30, 2016	78,228	23,757	74,236
Trailing four quarter average	$306,868	$88,374	$284,750